Exhibit 99

UNION BANKSHARES, INC. AND SUBSIDIARY
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REPORT OF FORMER ACCOUNTANT
INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Union Bankshares, Inc.

We have audited the accompanying consolidated balance sheet of Union Bankshares, Inc. and subsidiary as of December 31, 2003 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended
December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                       /s/  URBACH KAHN & WERLIN LLP


Albany, New York
March 5, 2004
VT Reg. No. 092-0000-126


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